                                                               Exhibit 3




                                                             EXECUTION COPY




=================================================================






                        AGREEMENT AND PLAN OF MERGER




                                   Among




                               CONOPCO, INC.,





                     CONOPCO ACQUISITION COMPANY, INC.,



                                    and



                       HELENE CURTIS INDUSTRIES, INC.




                       Dated as of February 13, 1996







=================================================================

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                             TABLE OF CONTENTS

                                                                       Page
                                                                       ----

                                 ARTICLE I

                                 The Offer
                                 ---------

SECTION 1.01.   The Offer . . . . . . . . . . . . . . . . . . . . . . . . 2
SECTION 1.02.   Company Actions . . . . . . . . . . . . . . . . . . . . . 4


                                 ARTICLE II

                                 The Merger
                                 ----------

SECTION 2.01.   The Merger  . . . . . . . . . . . . . . . . . . . . . . . 5
SECTION 2.02.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . 5
SECTION 2.03.   Effective Time  . . . . . . . . . . . . . . . . . . . . . 6
SECTION 2.04.   Effects of the Merger . . . . . . . . . . . . . . . . . . 6
SECTION 2.05.   Certificate of Incorporation and
                  By-laws . . . . . . . . . . . . . . . . . . . . . . . . 6
SECTION 2.06.   Directors . . . . . . . . . . . . . . . . . . . . . . . . 6
SECTION 2.07.   Officers  . . . . . . . . . . . . . . . . . . . . . . . . 6


                                ARTICLE III

              Effect of the Merger on the Capital Stock of the
              ------------------------------------------------
             Constituent Corporations; Exchange of Certificates
             --------------------------------------------------

SECTION 3.01.   Effect on Capital Stock . . . . . . . . . . . . . . . . . 7
                (a)  Capital Stock of Sub . . . . . . . . . . . . . . . . 7
                (b)  Cancelation of Treasury Stock and
                        Parent Owned Stock  . . . . . . . . . . . . . . . 7
                (c)  Conversion of Shares and Class B
                        Shares  . . . . . . . . . . . . . . . . . . . . . 7
                (d)  Shares of Dissenting Stockholders  . . . . . . . . . 7
SECTION 3.02    Exchange of Certificates  . . . . . . . . . . . . . . . . 8
                (a)  Paying Agent . . . . . . . . . . . . . . . . . . . . 8
                (b)  Exchange Procedure . . . . . . . . . . . . . . . . . 8
                (c)  No Further Ownership Rights in
                        Shares or Class B Shares  . . . . . . . . . . . . 9
                (d)  No Liability . . . . . . . . . . . . . . . . . . . . 9

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                                                                       Page
                                                                       ----
                                 ARTICLE IV

               Representations and Warranties of the Company
               ---------------------------------------------

SECTION 4.01.   Organization  . . . . . . . . . . . . . . . . . . . . .  10
SECTION 4.02.   Subsidiaries  . . . . . . . . . . . . . . . . . . . . .  10
SECTION 4.03.   Capitalization  . . . . . . . . . . . . . . . . . . . .  10
SECTION 4.04.   Authority . . . . . . . . . . . . . . . . . . . . . . .  11
SECTION 4.05.   Consents and Approvals; No Violations . . . . . . . . .  12
SECTION 4.06.   SEC Reports and Financial Statements  . . . . . . . . .  13
SECTION 4.07.   Absence of Certain Changes or Events  . . . . . . . . .  13
SECTION 4.08.   No Undisclosed Liabilities  . . . . . . . . . . . . . .  14
SECTION 4.09.   Information Supplied  . . . . . . . . . . . . . . . . .  15
SECTION 4.10.   Benefit Plans; Employees and
                  Employment Practices  . . . . . . . . . . . . . . . .  15
SECTION 4.11.   Contracts; Indebtedness . . . . . . . . . . . . . . . .  19
SECTION 4.12.   Litigation  . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 4.13.   Compliance with Applicable Law  . . . . . . . . . . . .  19
SECTION 4.14.   Tax Matters . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 4.15.   State Takeover Statutes; Charter
                  Provisions  . . . . . . . . . . . . . . . . . . . . .  22
SECTION 4.16.   Environmental Matters . . . . . . . . . . . . . . . . .  23
SECTION 4.17.   Intellectual Property . . . . . . . . . . . . . . . . .  24
SECTION 4.18.   Brokers; Schedule of Fees and Expenses  . . . . . . . .  24
SECTION 4.19.   Opinion of financial Advisor  . . . . . . . . . . . . .  25


                                 ARTICLE V

                       Representations and Warranties
                       ------------------------------
                             of Parent and Sub
                             -----------------

SECTION 5.01.   Organization  . . . . . . . . . . . . . . . . . . . . .  25
SECTION 5.02.   Authority . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 5.03.   Consents and Approvals; No Violations . . . . . . . . .  26
SECTION 5.04.   Information Supplied  . . . . . . . . . . . . . . . . .  26
SECTION 5.05.   Interim Operations of Sub . . . . . . . . . . . . . . .  27
SECTION 5.06.   Brokers . . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 5.07    Financing . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 5.08.   Ownership of Shares . . . . . . . . . . . . . . . . . .  27

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                                                                       Page
                                                                       ----

                                 ARTICLE VI

                                 Covenants
                                 ---------

SECTION 6.01.   Covenants of the Company  . . . . . . . . . . . . . . .  27
                (a)  Ordinary Course  . . . . . . . . . . . . . . . . .  27
                (b)  Dividends; Changes in Stock  . . . . . . . . . . .  28
                (c)  Issuance of Securities . . . . . . . . . . . . . .  28
                (d)  Governing Documents  . . . . . . . . . . . . . . .  28
                (e)  No Acquisitions  . . . . . . . . . . . . . . . . .  28
                (f)  No Dispositions  . . . . . . . . . . . . . . . . .  29
                (g)  Indebtedness . . . . . . . . . . . . . . . . . . .  29
                (h)  Advice of Changes; Filings . . . . . . . . . . . .  29
                (i)  Tax Matters  . . . . . . . . . . . . . . . . . . .  29
                (j)  Capital Expenditures . . . . . . . . . . . . . . .  30
                (k)  Discharge of Liabilities . . . . . . . . . . . . .  30
                (l)  Material Contracts . . . . . . . . . . . . . . . .  30
                (m)  General  . . . . . . . . . . . . . . . . . . . . .  30
SECTION 6.02.   No Solicitation . . . . . . . . . . . . . . . . . . . .  30
SECTION 6.03.   Other Actions . . . . . . . . . . . . . . . . . . . . .  33


                                ARTICLE VII

                           Additional Agreements
                           ---------------------

SECTION 7.01.   Stockholder Approval; Preparation of
                   Proxy Statement  . . . . . . . . . . . . . . . . . .  33
SECTION 7.02.   Access to Information . . . . . . . . . . . . . . . . .  35
SECTION 7.03.   Reasonable Efforts  . . . . . . . . . . . . . . . . . .  35
SECTION 7.04.   Directors . . . . . . . . . . . . . . . . . . . . . . .  36
SECTION 7.05.   Fees and Expenses . . . . . . . . . . . . . . . . . . .  37
SECTION 7.06.   Indemnification; Insurance  . . . . . . . . . . . . . .  38
SECTION 7.07.   Employee Benefits . . . . . . . . . . . . . . . . . . .  39
SECTION 7.08.   Severance Policy and Other Agreements . . . . . . . . .  40
SECTION 7.09.   Stock Options, SARs and Retricted Stock . . . . . . . .  40
SECTION 7.10.   Certain Litigation  . . . . . . . . . . . . . . . . . .  41
SECTION 7.11.   Plans for the Company . . . . . . . . . . . . . . . . .  41

                                                                       Page
                                                                       ----
                                ARTICLE VIII

                                 Conditions
                                 ----------

SECTION 8.01.   Conditions to Each Party's Obligation To
                   Effect the Merger  . . . . . . . . . . . . . . . . .  42
                (a)  Company Stockholder approval . . . . . . . . . . .  42
                (b)  No Injunctions or Restraints . . . . . . . . . . .  42
                (c)  Purchase of Shares . . . . . . . . . . . . . . . .  42


                                 ARTICLE IX

                         Termination and Amendment
                         -------------------------

SECTION 9.01.   Termination . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 9.02.   Effect of Termination . . . . . . . . . . . . . . . . .  44
SECTION 9.03.   Amendment . . . . . . . . . . . . . . . . . . . . . . .  44
SECTION 9.04.   Extension; Waiver . . . . . . . . . . . . . . . . . . .  44


                                 ARTICLE X

                               Miscellaneous
                               -------------

SECTION 10.01.  Nonsurvival of Representations,
                  Warranties and Agreements . . . . . . . . . . . . . .  45
SECTION 10.02.  Notices . . . . . . . . . . . . . . . . . . . . . . . .  45
SECTION 10.03.  Interpretation  . . . . . . . . . . . . . . . . . . . .  46
SECTION 10.04.  Counterparts  . . . . . . . . . . . . . . . . . . . . .  46
SECTION 10.05.  Entire Agreement; No Third Party
                  Beneficiaries . . . . . . . . . . . . . . . . . . . .  46
SECTION 10.06.  Governing Law . . . . . . . . . . . . . . . . . . . . .  47
SECTION 10.07.  Publicity . . . . . . . . . . . . . . . . . . . . . . .  47
SECTION 10.08.  Assignment  . . . . . . . . . . . . . . . . . . . . . .  47
SECTION 10.09.  Enforcement . . . . . . . . . . . . . . . . . . . . . .  47

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                    AGREEMENT AND PLAN OF MERGER dated as of February 13,
               1996, among CONOPCO, INC., a New York corporation ("Parent"), CONOPCO ACQUISITION COMPANY, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and HELENE CURTIS INDUSTRIES, INC., a Delaware corporation (the "Company").


          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase the shares of Common Stock, par value $.50 per share, of the Company (the "Company Common Stock"; the shares of Company Common Stock being hereinafter referred to as the "Shares") at a purchase price of $70.00 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as defined below) and recommending that holders of Shares accept the Offer and that the Company's stockholders approve and adopt this Agreement;

          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each Share and each share of Class B Common Stock, par value $.50 per share, of the Company (the "Class B Common Stock"; the shares of Class B Common Stock being hereinafter referred to as the "Class B Shares"), other than the Shares and Class B Shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 3.01(d)), will be converted into the right to receive the price per share paid in the Offer;

          WHEREAS, the Board of Directors of the Company has approved the terms of the Stockholder Agreement (the "Stockholder Agreement") to be entered into by Parent, Sub and certain stockholders of the Company concurrently with the execution of this Agreement as an inducement to Parent to enter into this Agreement, pursuant to which such stockholders have, among other things, granted to Sub the right to purchase, and in certain circumstances Sub has agreed to purchase, such stockholders' Class B Shares; and
          WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.


          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:


                                 ARTICLE I

                                 The Offer

          SECTION 1.01. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion, except that, unless a Takeover Proposal (as defined in Section 6.02(a)) shall have been made after the date hereof, Sub shall not waive the Minimum Condition (as defined in Exhibit A) without the consent of the Company). Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price,
(iii) add to the Offer Conditions, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend the Offer Conditions or any other term of the Offer in any manner adverse to the holders of Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Parent and Sub agree that if at any scheduled expiration date of the Offer, the Minimum Condition, the HSR Condition (as defined in Exhibit A) or either of the conditions set forth in paragraphs (e) or (f) of Exhibit A shall not have been satisfied, but at such scheduled expiration date all the conditions set forth in paragraphs (a), (b), (c),
(d) and (g) shall then be satisfied, at the request of the Company (confirmed in writing), Sub shall extend the Offer from time to time, subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

          (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Parent and Sub shall cause to be disseminated the Offer Documents to holders of Shares as and to the extent required by applicable Federal securities laws. Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

          (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

          SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, at which all directors were present and all of whom were Continuing Directors (as defined in Article TENTH of the Certificate of Incorporation of the Company), duly and unanimously adopted resolutions approving this Agreement, the Offer, the Merger and the Stockholder Agreement, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that holders of Shares accept the Offer and that the Company's stockholders approve and adopt this Agreement. The Company represents that its Board of Directors has received the opinion of Lazard Freres & Co. LLC that the proposed consideration to be received by holders of Shares pursuant to the Offer, and by holders of Shares and Class B Shares pursuant to the Merger, is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by the Company to Parent. The Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares (other than Shares issued under the 1979 Stock Option Plan (as defined in Section 4.10(i)) owned by such person pursuant to the Offer.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) (subject to the right of the Board of Directors of the Company to withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement as set forth in Section 6.02(b)), and the Company shall cause to be disseminated the Schedule 14D-9 to holders of Shares as and to the extent required by applicable Federal securities laws. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the
Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares and Class B Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares and Class B Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.


                                 ARTICLE II

                                 The Merger

          SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 10.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

          SECTION 2.02. Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by

Parent or Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto.

          SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

          SECTION 2.05.  Certificate of Incorporation and By-laws.
(a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article FOURTH of such certificate of incorporation reads in its entirety as follows: "The total number of shares of all classes of stock that the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share." and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

          SECTION 2.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 2.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                ARTICLE III

             Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

          SECTION 3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or Class B Shares or any shares of capital stock of
Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable shares of Common Stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancelation of Treasury Stock and Parent Owned Stock. Each Share and Class B Share that is owned by the Company or by any subsidiary of the Company and each Share and Class B Share that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)  Conversion of Shares and Class B Shares.  Subject to
     Section 3.01(d), each Share and Class B Share issued and outstanding (other than Shares and Class B Shares to be canceled in accordance with

     Section 3.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price paid in the Offer (the "Merger Consideration"). As of the Effective Time, all such Shares and Class B Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares or Class B Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

          (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares or Class B Shares held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of Delaware law concerning the right of holders of Shares and/or Class B Shares to dissent from the Merger and require appraisal of their Shares and/or Class B Shares ("Dissenting Shares") shall not be converted as described in Section 3.01(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares and/or Class B Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration.
     The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares or Class B Shares received by the Company and
     (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          SECTION 3.02.  Exchange of Certificates.  (a) Paying Agent.
Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares or Class B Shares as part of the Merger pursuant to Section 3.01 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares or Class B Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares or Class B Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares or Class B Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares or Class B Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          (c) No Further Ownership Rights in Shares or Class B Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares and Class B Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares and the Class B Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

          (d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.05)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                                 ARTICLE IV

               Representations and Warranties of the Company

          The Company represents and warrants to Parent and Sub as follows:

          SECTION 4.01. Organization. The Company and each of its Significant Subsidiaries (as defined in Section 10.03) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect (as defined in Section 10.03) on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws (or similar organizational documents) of its U.S. Significant Subsidiaries.

          SECTION 4.02. Subsidiaries. Item 4.02 of the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Disclosure Letter (the "Company Letter") lists each subsidiary of the Company. All the outstanding shares of capital stock of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Item 4.02 of the Company Letter and except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

          SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 30,000,000 Shares, 15,000,000 Class B Shares and 5,000,000 shares of Preferred Stock, par value $.50 per share. At the close of business on February 5, 1996, (i) 6,857,801 Shares were issued and outstanding, (ii) 1,091,510 Shares were held by the Company in its treasury, (iii) 1,190,258 Shares were reserved for issuance upon exercise of options to purchase Shares ("Company Stock Options") issued pursuant to the Company's stock option plans, (iv) 3,044,829 Class B Shares were issued and outstanding and (v) no Class B Shares were held by the Company in its treasury. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Item 4.03 of the Company Letter, as of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.

          SECTION 4.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement by the holders of a majority of the combined voting power of the Shares and the Class B Shares (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          SECTION 4.05. Consents and Approvals; No Violations. Except as set forth in Item 4.05 of the Company Letter, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the filing with the SEC of the Schedule 14D-9 and a proxy statement relating to any required Company Stockholder Approval (the "Proxy Statement")), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the DGCL, the laws of other states in which the Company is qualified to do or is doing business, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Company or of the similar organizational documents of any of its Significant Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancelation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

          SECTION 4.06. SEC Reports and Financial Statements. The Company and each of its subsidiaries has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since March 1, 1994, under the Exchange Act or the Securities Act of 1933 (the "Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and
(b) complied in all material respects with the applicable requirements of the Exchange Act and the

Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a subsequently filed Company Filed SEC Document (as defined in Section 4.07) (a copy of which has been made available to Parent prior to the date hereof), none of the Company SEC Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          SECTION 4.07. Absence of Certain Changes or Events. Except as disclosed in Item 4.07 of the Company Letter or in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents"), since February 28, 1995, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any material adverse change (as defined in Section 10.03) with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends not in excess of $.08 per Share and $.08 per Class B Share with usual record and payment dates and in accordance with the Company's present dividend policy) or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of February 28, 1995, (y) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired (but not including the five most senior officers), or as was required under employment, severance or termination agreements in effect as of February 28, 1995, or (z) except employment agreements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any such employee or executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company, (vi) any revaluation by the Company of any of its material assets or (vii) any material change in accounting methods, principles or practices by the Company, except as described in Item 4.07 of the Company Letter.

          SECTION 4.08. No Undisclosed Liabilities. Except as and to the extent set forth in Item 4.08 of the Company Letter or in the Company's Annual Report to Stockholders for the fiscal year ended February 28, 1995, as of February 28, 1995, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto). Since February 28, 1995, except as and to the extent set forth in Item 4.08 of the Company Letter or in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be reasonably expected to have a material adverse effect on the Company.

          SECTION 4.09. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the
Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the Proxy Statement, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the
Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 7.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The
Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

          SECTION 4.10.  Benefit Plans; Employees and Employment Practices.
(a) Except as disclosed in the Company Filed SEC Documents, since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect (including any increase or improvements in benefits or coverage) by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, fringe benefit, excess, supplemental executive compensation, employee stock purchase, stock appreciation, restricted stock or other material employee benefit plan, policy, arrangement or understanding (whether or not in writing) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, "Benefit Plans"). Except as disclosed in Item 4.10(a) of the Company Letter, there exist no employment, consulting, severance, termination or indemnification agreements, or any other similar arrangements or understandings (whether or not in writing) between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

          (b) Item 4.10(b) of the Company Letter contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, sponsored or contributed to, by the Company or any of its U.S., Canadian or Japanese subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of such subsidiaries (the "Subject Benefit Plans"). The Company has delivered to Parent true, complete and correct copies of (i) each Subject Benefit Plan (or, in the case of any unwritten Subject Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 (and related schedules and financial statements or opinions required in connection therewith) filed with the Internal Revenue Service with respect to each Subject Benefit Plan (if any such report was required), (iii) the most recent actuarial report with respect to each Subject Benefit Plan, as applicable, (iv) the most recent summary plan description (and a summary of material modifications, if applicable) for each Subject Benefit Plan and
(v) each trust agreement and group annuity contract relating to any Subject Benefit Plan. Any Benefit Plan that is not a Subject Benefit Plan is either required by and maintained in accordance with applicable local law or is immaterial to the applicable subsidiary.

          (c) Except as disclosed in Item 4.10(c) of the Company Letter, all Pension Plans which are intended to be tax-qualified have been timely amended to comply with ERISA and the Internal Revenue Code of 1986, as amended (the "Code") and determination letters in respect of such Pension Plans have been received from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the best knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

          (d) Except as disclosed in Item 4.10(d) of the Company Letter, each Benefit Plan has been administered in all material respects in conformity with its terms and the applicable requirements of ERISA and the Code and other applicable laws; and all contributions required to be made have been made in accordance with the provisions of each such Benefit Plan and with ERISA and the Code and other applicable laws.

          (e) None of the Company or any of its subsidiaries, or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code, currently maintains or has maintained during the five-year period preceding the date hereof any "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), or has incurred any liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation that has not been fully paid as of the date hereof. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or, to the knowledge of the Company, any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could reasonably be expected to subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under
Section 502(i) or (1) of ERISA.

          (f) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Item 4.10(f) of the Company Letter,
(i) no such Benefit Plan is funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a "group health plan", as such term is defined in
Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Offer.

          (g) With respect to each Benefit Plan, all material reports and information required to be filed with the U.S. Department of Labor, the Internal Revenue Service or each Benefit Plan participant have been timely filed.

          (h) There is no dispute, arbitration, claim, suit or grievance, pending or threatened, involving a Benefit Plan (other than routine claims for benefits payable under any such plan), and, to the knowledge of the Company, there is no basis for such a claim.

          (i) Except as disclosed in Item 4.10(i) of the Company Letter, there are no current or former employees holding Shares issued pursuant to the Company's 1979 Non-Qualified Stock Option Plan (the "1979 Stock Option Plan"). Each current or former employee holding any Shares issued pursuant to the 1979 Stock Option Plan has executed on or prior to the date of this Agreement a letter in the form set forth in Item 4.10(i) of the Company Letter (the "Item 4.10(i) Letter").

          (j) Item 4.10(j) of the Company Letter sets forth the names of all current officers, directors and employees of the Company and its U.S. subsidiaries, together with each employee's current salary, most recent bonus (excluding sales bonuses), date of birth and date of employment. All salary and wages, vacation pay, bonuses, commissions, sick pay and other benefits earned or due (including contributions due to Benefit Plans) through the date hereof have been paid to employees or former employees or to the Benefit Plans or have been properly accrued in the financial statements of the Company included in the most recent Company Filed SEC Documents.

          (k) Except as disclosed in Item 4.10(k) of the Company Letter, there are no material controversies, strikes, work stoppages or disputes pending or threatened between the Company and any of its subsidiaries and any current or former employees, no labor union or other collective bargaining unit represents or has ever represented any employee of the Company or any of its subsidiaries and no organizational effort by any labor union or other collective bargaining unit currently is under way or threatened with respect to any employee. A true, complete and correct copy of any applicable collective bargaining agreement has been provided to Parent, and the Company and its subsidiaries are in compliance in all material respects with the terms thereof.

          (l) The Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors administering the Stock Option Plans (as defined in Section 7.09(a))) has taken such action as is necessary so that, as of the Effective Time, no holder of any award under any Stock Option Plan shall have the right upon exercise of any such award to receive securities of the Company, Sub or Parent or any of its affiliates.

          SECTION 4.11. Contracts; Indebtedness. (a) Except as disclosed in Item 4.11 of the Company Letter or in the Company Filed SEC Documents, there are no contracts or agreements that are material to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not reasonably be expected to result in a material adverse effect on the Company.

          (b) Item 4.11 of the Company Letter sets forth (i) a list of all agreements, instruments and other obligations pursuant to which any indebtedness of the Company or any of its subsidiaries in an aggregate principal amount in excess of 150,000 is outstanding or may be incurred and
(ii) the respective principal amounts outstanding thereunder as of January 31, 1996, in the case of the Company and its U.S. and Canadian subsidiaries, and November 30, 1995 with respect to all other subsidiaries.

          SECTION 4.12. Litigation. Except as disclosed in Item 4.12 of the Company Letter or in the Company Filed SEC Documents, as of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. Except as disclosed in Item 4.12 of the Company Letter or in the Company Filed SEC Documents, as of the date of this Agreement, neither the Company nor any of its subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

          SECTION 4.13. Compliance with Applicable Law. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the

Merger. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. Except as disclosed in the Company Letter or in the Company Filed SEC Documents, to the knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. To the knowledge of the Company, except as set forth in the Company Filed SEC Documents, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not be reasonably expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

          SECTION 4.14. Tax Matters. Except as set forth in Item 4.14 of the Company Letter:

          (a) The Company and each of its subsidiaries has filed all Federal income tax returns and all other material tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes shown as due on such returns and all material taxes (as defined below) for which no return was required to be filed, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

          (b) Except as set forth below, no material tax return of the Company or any of its subsidiaries is under audit or, to the knowledge of the Company, examination by any taxing authority. Each material deficiency resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through the taxable year ended February 28, 1989. The Federal income tax return of the Company and its subsidiaries for the taxable year ended
February 29, 1990 has not been examined by the Internal Revenue Service, but the statute of limitations under Section 6501(a) of the Code has expired with respect to such return and the Internal Revenue Service has neither proposed nor made any adjustments thereto. Field work has been completed for the Federal income tax audit of the Company and its subsidiaries for the taxable years ended February 28, 1991 through February
28, 1993, and the Company and the Internal Revenue Service have reached oral agreement on all issues. The results of such oral agreement are reflected in Item 4.14 of the Company Letter. An Internal Revenue Service
Form 870 reflecting such oral agreement is expected to be received within two weeks after the date hereof.

          (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

          (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for taxes not yet due.

          (e) Except as provided in Section 4.14(b) with respect to the Federal income tax audit for the taxable years ended February 28, 1991 through February 28, 1993, none of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

          (f) None of the Company or any of its subsidiaries shall be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign tax law.

          (g) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its subsidiaries under any contract, plan, program, arrangement or understanding currently in effect.

          (h) Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation
Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

          (i) The Japanese trademark registrations for "FINESSE" and "SALON SELECTIVES" are owned by the Company or a U.S. subsidiary of the Company. For greater certainty, such trademark registrations are not owned by a Japanese subsidiary of the Company. The statute of limitations for assessment and collection of Japanese income tax from Helene Curtis Enterprises, Inc. and Helene Curtis Japan, Inc. has expired with respect to all taxable years ended on or prior to December 15, 1991, and will expire with respect to the taxable year ended December 15, 1992, on or before March 15, 1996. The Japanese tax authorities have examined the income tax return filed by Helene Curtis Japan, Inc. for its taxable year ended December 15, 1995, specifically with respect to the issue of whether the 5% rate in the Technical License Agreement dated January 1, 1993, as amended, between the Company and Helene Curtis Japan, Inc. is at arm's-length and such tax authorities have proposed no adjustment.

          (j) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever.

          SECTION 4.15. State Takeover Statutes; Charter Provisions. The action of the Board of Directors of the Company in approving the Offer, the Merger, this Agreement and the Stockholder Agreement is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement (a) the provisions of Section 203 of the DGCL and (b) the supermajority voting provisions of Article TENTH of the Company's Certificate of Incorporation. To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement, the Stockholder Agreement or any of the transactions contemplated by this Agreement or the Stockholder Agreement.

          SECTION 4.16.  Environmental Matters.  (a) Except as set forth in
Item 4.16 of the Company Letter, neither the Company nor any of its subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any of its subsidiaries' properties or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company's or any of its subsidiaries' properties or any other property but arising from the Company's or any of its subsidiaries' properties, other than in a manner that could not reasonably be expected to result in a material adverse effect on the Company, or (iii) received any written notice (A) of any violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on, under or emanating from any of the Company's or any of its subsidiaries' properties or any other properties (collectively, "Environmental Laws") that has not been resolved or settled with the relevant Governmental Entity, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties, (D) alleging noncompliance by the Company or any of its subsidiaries with the terms of any permit required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties, except in each case for the notices set forth in Item 4.16 of the Company Letter.
For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law.

          (b) Except as set forth in Item 4.16 of the Company Letter, no Environmental Law imposes any obligation upon the Company or its subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement or the Stockholder Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree, except where any failure to notify or place any notice would not reasonably be expected to result in a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. No Lien has been placed upon any of the Company's or its subsidiaries' properties under any Environmental Law.

          (c) None of the Company or any of its subsidiaries owns, operates or leases any facility qualifying as an industrial establishment under the New Jersey Industrial Site Recovery Act.

          SECTION 4.17. Intellectual Property. The Company and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") that are material to the conduct of the business of the Company and its subsidiaries taken as a whole. Item 4.17 of the Company Letter sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company and its subsidiaries taken as a whole. Except as set forth in Item 4.17 of the Company Letter, no claims are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right so as to materially adversely affect any of the Company's material Intellectual Property Rights, and the Company is not aware of any basis for any such claims. To the knowledge of the Company, except as set forth in Item 4.17 of the Company Letter, no person is infringing the rights of the Company or any of its subsidiaries with respect to any material Intellectual Property Right so as to materially adversely effect such Intellectual Property Right.

          SECTION 4.18. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co. LLC., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of the Company's legal counsel and the legal counsel for its financial advisor) are set forth in Item 4.18 of the Company Letter.

          SECTION 4.19. Opinion of Financial Advisor. The Company has received the opinion of Lazard Freres & Co. LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.


                                 ARTICLE V

                       Representations and Warranties
                             of Parent and Sub

          Parent and Sub represent and warrant to the Company as follows:

          SECTION 5.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted.

          SECTION 5.02. Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms.

          SECTION 5.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Offer Documents), the HSR Act, the DGCL, the laws of other states in which Parent is qualified to do or is doing business, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and Sub,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancelation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Offer and/or the Merger.

          SECTION 5.04. Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the
Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the
Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          SECTION 5.05. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          SECTION 5.06. Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

          SECTION 5.07. Financing. Parent has sufficient funds available to purchase, or to cause Sub to purchase, on a fully diluted basis, all the outstanding Shares and Class B Shares pursuant to the Offer and the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement.

          SECTION 5.08. Ownership of Shares. As of the date of this Agreement, other than pursuant to the Stockholder Agreement or through pension plan or similar fiduciary investment accounts, the investment decisions of which are not controlled by Parent or its affiliates, neither Parent nor any of its affiliates is the record owner of, or has any beneficial interest in, any Shares.


                                 ARTICLE VI

                                 Covenants

          SECTION 6.01. Covenants of the Company. Until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement or except to the extent that Parent shall otherwise consent in writing):

          (a) Ordinary Course. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

          (b) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than regular quarterly cash dividends not in excess of $.08 per Share or $.08 per Class B Share with usual record and payment dates and in accordance with the Company's present dividend policy), except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

          (c) Issuance of Securities. The Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than (i) the issuance of Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with the terms of such Company Stock Options and (ii) the issuance of Shares upon the conversion of Class B Shares.

          (d) Governing Documents. The Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its certificate of incorporation or by-laws (or similar organizational documents).

          (e) No Acquisitions. The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice and expenditures consistent with the Company's current capital budget previously furnished to Parent.

          (f) No Dispositions. Other than sales of its products to customers and immaterial dispositions of personal property, in each case in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

          (g) Indebtedness. The Company shall not, and shall not permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) to the Company or any direct or indirect wholly owned subsidiary of the Company or (B) any advances to employees (1) in accordance with the terms of the Stock Option Plans at a rate not less than the Company's cost of funds for short-term borrowings and payable within 12 business days following the borrowing or
(2) in accordance with past practice.

          (h) Advice of Changes; Filings. The Company shall confer on a regular basis with Parent with respect to operational matters and promptly advise Parent orally and in writing of any material adverse change with respect to the Company. The Company shall promptly provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (i) Tax Matters. The Company shall not make any tax election that would have a material effect on the tax liability of the Company or any of its subsidiaries or settle or compromise any tax liability of the Company or any of its subsidiaries that would materially affect the aggregate tax liability of the Company or any of its subsidiaries. The Company shall, before filing or causing to be filed any material tax return of the Company or any of its subsidiaries or settling any tax liability not described in the preceding sentence, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return or with respect to such settlement.

          (j) Capital Expenditures. Neither the Company nor any of its subsidiaries shall make or agree to make any new capital expenditure or expenditures other than expenditures consistent with the Company's current capital budget previously furnished to Parent.

          (k) Discharge of Liabilities. The Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, (i) in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (ii) of claims, liabilities or obligations to the extent they are less than $10,000 and unrelated to the Company's stockholders or the transactions contemplated by this Agreement and the Stockholder Agreement, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

          (l) Material Contracts. Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party or (ii) waive, release or assign any material rights or claims.

          (m) General. The Company shall not, and shall not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions otherwise prohibited by this Section 6.01.

          SECTION 6.02. No Solicitation. (a) The Company shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly,
(i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date hereof, and subject to compliance with
Section 6.02(c), (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and
(y) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this
Section 6.02(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by this Agreement and the Stockholder Agreements

          (b) Except as set forth in this Section 6.02, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences)
(x) withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement or (y) approve or recommend a Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is after the second business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock and Class B Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being financed by such third party.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

          (d) Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by

Section 6.02(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

          SECTION 6.03. Other Actions. (a) Except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the Offer Conditions not being satisfied (subject to the Company's right to take actions specifically permitted by Section 6.02).

          (b) Nothing contained in this Section 6.03 or elsewhere in this Agreement shall be deemed to prohibit the Board of Directors of the Company from adopting a resolution contemplated by subparagraph (9) of paragraph (D) of Article FOURTH of the Company's Certificate of Incorporation in the event that the Board determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, subject to the right of Parent or Sub to terminate this Agreement pursuant to the terms hereof.


                                ARTICLE VII

                           Additional Agreements

          SECTION 7.01. Stockholder Approval; Preparation of Proxy Statement. (a) If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. The Company shall, through its Board of Directors (but subject to the right of its Board of Directors to withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement as set forth in Section 6.02(b)), recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares and at least 90% of the outstanding Class B Shares, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.01(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of the Offer, this Agreement or the Merger.

          (b) If the Company Stockholder Approval is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

          (c) Parent agrees to cause all Shares accepted for payment pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

          SECTION 7.02. Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which it shall use reasonable efforts to be released), the Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Federal or state securities laws or the Federal tax laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. In no event shall the Company be required to supply to Parent or its officers, employees, accountants, counsel and other representatives any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company which were received or conducted prior to the date hereof, except to the extent necessary for use in the Offer Documents, the Schedule 14D-9 or the Proxy Statement. Except as otherwise agreed to by the Company, unless and until Parent and Sub shall have purchased Shares having a majority of the outstanding voting power of the Company pursuant to the Offer or otherwise, and notwithstanding termination of this Agreement, the terms of the Confidentiality Agreement dated as of November 30, 1995, shall apply to all information about the Company that has been furnished under this Agreement by the Company to Parent or Sub.

          SECTION 7.03. Reasonable Efforts. Except as otherwise contemplated in this Agreement, each of the Company, Parent and Sub agree to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Offer and the Merger. Except as otherwise contemplated in this Agreement, each of the Company, Parent and Sub shall, and shall cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

          SECTION 7.04. Directors. Promptly upon Sub having acquired a majority of the combined voting power of the Shares and Class B Shares, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with
Section 14(f) of the Exchange Act, a majority of such directors, and the Company shall, at such time, cause Sub's designees to be so elected by its existing Board of Directors; provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors or Director shall designate a person or persons to fill such vacancy or vacancies, each of whom shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent that is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to, and to constitute a majority of the directors on, the Company's Board of Directors as provided above.

          SECTION 7.05. Fees and Expenses. (a) Except as provided below in this Section 7.05, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

          (b) The Company shall pay, or cause to be paid, in same day funds to Parent (x) the Expenses (as hereinafter defined) in an amount up to but not to exceed $5,000,000 and (y) $15,000,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

          (i) if Parent or Sub terminates this Agreement under
     Section 9.01(d) and at the time of such termination there is no pending Takeover Proposal, the

     Company shall pay the Expenses and the Termination Fee upon demand;


         (ii) if Parent or Sub terminates this Agreement under
     Section 9.01(d) and at the time of such termination a Takeover Proposal shall then be pending, the Company shall pay the Expenses upon demand; in addition, if within 18 months after such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal;


        (iii) if the Company terminates this Agreement under
     Section 9.01(e), the Company shall pay the Expenses concurrently therewith; in addition, if within 18 months after such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal; and


         (iv) if, at the time of any other termination of this Agreement (other than by the Company pursuant to Section 9.01(f) or 9.01(g)), a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date hereof), the Company shall pay the Expenses, if terminated by the Company, concurrently therewith or, if terminated by Parent, upon demand; in addition, if within 18 months of such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal.

"Expenses" shall mean documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

          SECTION 7.06. Indemnification; Insurance. (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers, employees and agents (the "Indemnified Parties") of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or similar organizational documents) shall survive the Merger and shall continue in full force and effect in accordance with their terms. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless any and all Indemnified Parties to the full extent such persons may be indemnified by the Company or such subsidiaries, as the case may be, pursuant to their respective certificates of incorporation or by-laws (or similar organizational documents) or pursuant to indemnification agreements as in effect on the date of this Agreement for acts or omissions occurring at or prior to the Effective Time, and Parent shall, or shall cause the Surviving Corporation to, advance litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions to the extent provided by with the respective terms and provisions of such certificates of incorporation, by-laws, similar documents or indemnification agreements.

          (b) For six years from the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent be required to pay a premium in any one year in an amount in excess of $360,000; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (c) This Section 7.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

          SECTION 7.07. Employee Benefits. (a) During the period from the Effective Time until the first anniversary thereof, Parent shall (i) maintain or cause to be maintained the Benefit Plans that are in effect as of the Effective Time, other than any Benefit Plan providing benefits based on equity securities or any equivalent thereof or any incentive-based compensation, bonus or other similar arrangement, and (ii) provide each person employed by the Surviving Corporation and its subsidiaries compensation (including salary, bonus and incentive compensation) that is in the aggregate substantially comparable to that enjoyed by such employee at the Effective Time, other than as referred to in clause (i) above (taking into account salary, bonus and equity-based and incentive-based benefits). From and after the first anniversary of the Effective Time, Parent shall continue the employment arrangements described in the preceding sentence or shall offer to each person then employed by the Surviving Corporation and its subsidiaries, compensation and benefits substantially comparable to those then enjoyed by other similarly situated employees of Parent and its affiliates. For purposes of eligibility to participate in and vesting in benefits provided under employee benefit plans maintained by Parent and its affiliates (but not for purposes of determining benefits (or accruals thereof) under such plans), all persons previously employed by the Company and then employed by Parent or its affiliates shall be credited with their years of service with the Company and its subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under the Benefit Plans.

          (b) On or before the Effective Time, the Company shall take any action necessary to terminate the Helene Curtis Industries, Inc. Employee Stock Ownership Plan and Trust (the "ESOP") as of the Effective Time and shall cause the ESOP to make lump sum distributions to ESOP participants within a reasonable period of time following the Effective Time pursuant to the terms of the ESOP and applicable law.

          (c) The foregoing shall not constitute any commitment, contract, understanding or guarantee (express or implied) on the part of the Parent or Sub of a post-Effective Time employment relationship of any term of duration or on any terms other than those the Parent or Sub may establish. Employment of any of the employees by Parent or Sub shall be "at will" and may be terminated by Parent or Sub at any time for any reason (subject to any legally binding agreement other than this Agreement, or any applicable laws or collective bargaining agreement, or any other arrangement or commitment).

          SECTION 7.08. Severance Policy and Other Agreements. (a) With respect to any officer who is covered by a severance policy separate from the standard severance policy for the Company's employees (which separate severance policy is described in the Company Letter), Parent shall maintain (or shall cause Sub to maintain) such separate policy as in effect as of the Effective Time until the first anniversary of the Effective Time, and, as to all other officers and employees, Parent shall maintain (or shall cause to be maintained) the Company's standard severance policy as in effect as of the Effective Time for a period of at least six months from the Effective Time.

          (b) Parent shall honor or cause to be honored all severance agreements, employment agreements and death benefit agreements with the Company's officers and employees to the extent disclosed in the Company Letter.

          (c) Parent and its subsidiaries shall, until the first anniversary of the Effective Time, provide reasonable and customary outplacement services ("Outplacement Services") to officers of the Company and its subsidiaries whose employment is terminated without cause, which Outplacement Services provided to such officer shall include one-on-one counseling and assistance.

          SECTION 7.09. Stock Options, SARs and Restricted Stock. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors administering the Stock Option Plans (as defined below)) may adopt such resolutions or take such other actions as are required to provide that (i) each stock option to purchase shares of Company Common Stock heretofore granted under any stock option, stock appreciation rights or stock purchase plan of the Company (collectively, the "Stock Option Plans") outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall become fully exercisable immediately following the acceptance for payment of Shares pursuant to the Offer (the "Acceleration Time"); (ii) each stock appreciation right heretofore granted under any Stock Option Plan outstanding immediately prior to the Offer, whether or not then exercisable, shall become fully exercisable at the Acceleration Time; and
(iii) all restrictions applicable to any restricted stock award heretofore granted under any Stock Option Plan outstanding immediately prior to the Offer shall lapse at the Acceleration Time.

          (b) At the Effective Time, each award then outstanding under any Stock Option Plan, other than an award held by an officer (as such term is defined in Rule 16a-1(f) under the Exchange Act) or director of the Company, shall be canceled and the holder thereof shall have no further rights with respect thereof other than the right to receive in consideration for the cancelation thereof an amount of cash equal to the product of (i) the number of Shares subject to such stock option or stock appreciation right and (ii) the excess of the price paid in the Offer over the per share exercise price, in the case of any such stock option, or the excess of the price paid in the Offer over the per share base price, in the case of any such stock appreciation right, in each such case minus all applicable taxes required to be withheld by the Company; provided, however, that no such cash payment shall be made with respect to any stock appreciation right which is related to a stock option in respect of which such a cash payment shall be made. Such payment to each such holder shall be made as soon as practicable following the Effective Time upon the delivery by such holder of a signed statement in a form satisfactory to Parent acknowledging that such holder waives any claims against Parent, Sub or the Company for any other consideration in respect of such stock option or stock appreciation right.

          (c) As soon as practicable following the Acceleration Time, but prior to the Effective Time, the Company shall purchase each Share issued pursuant to the 1979 Stock Option Plan in accordance with the Item 4.10(i) Letter.

          SECTION 7.10. Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Offer, the Merger, this Agreement or the Stockholder Agreements, without the prior written consent of Parent. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and shall cooperate with Parent and Sub to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger.

          SECTION 7.11. Plans for the Company. Parent and its affiliates presently intend, among other things, that the Company will be headquartered in Chicago, will maintain manufacturing and product development facilities in the United States and will continue to operate under its present corporate name. In addition, Parent and its affiliates presently intend that the Company will have primary responsibility for the haircare operations of Parent and its affiliates in the United States and global responsibilities as an innovation center for haircare and will operate in other personal care categories.


                                ARTICLE VIII

                                 Conditions

          SECTION 8.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction (or waiver by each party) prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained.

          (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

          (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer.


                                 ARTICLE IX

                         Termination and Amendment

          SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company:

               (i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or (y) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to September 30, 1996; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation or warranty under this Agreement by such party; or

              (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or shares of Company Common Stock or Class B Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Parent or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Exhibit A and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

          (d) by Parent or Sub if (i) either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A to this Agreement or (ii) the Board of Directors of the Company (or any authorized committee thereof) takes the action referred to in Section 6.03(b);

          (e) by the Company in accordance with Section 6.02(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of Expenses and the Termination Fee;

          (f) by the Company, if Sub or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or Sub, as applicable; or

          (g) by the Company, if the Offer has not been timely commenced in accordance with Section 1.01.

          SECTION 9.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the last sentence of Section 1.02(c), Section 4.18, Section 5.06, the last sentence of Section 7.02, Section 7.05, this Section 9.02 and Article X; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

          SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Stockholder Approval (if required by law), but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the Company Stockholder Approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of the Sub's designees pursuant to Section 7.04 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent and Sub's respective obligations under this Agreement or (iv) take any action to amend or otherwise modify the Company's Certificate of Incorporation or By-Laws.

          SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed,
(i) subject to the provisions of Section 9.03, extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) subject to the provisions of Section 9.03, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) subject to the provisions of Section 9.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                 ARTICLE X

                               Miscellaneous

          SECTION 10.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, Shares by Sub pursuant to the Offer. This
Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

          SECTION 10.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses

(or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to

               Conopco, Inc.
               390 Park Avenue
               New York, New York 10022
               Attention:  Ronald M. Soiefer, Esq.
               Telecopy No.:  (212) 688-3411

               and

          (b)  if to the Company, to

               Helene Curtis Industries, Inc.
               325 North Wells Street
               Chicago, Illinois 60610
               Attention:  Roy A. Wentz
               Telecopy No.:  (312) 527-5103

          SECTION 10.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.
As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, (a) "Significant Subsidiary" of any person means any Significant Subsidiary of such person within the meaning of Rule 1-02 of Regulation S-X of the SEC and (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) or fact or condition that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole (other than any such change, effect, fact or condition that shall have been disclosed under Item 4.08 of the Company Letter).

          SECTION 10.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          SECTION 10.05. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in
Section 7.06 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          SECTION 10.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

          SECTION 10.07. Publicity. Except as otherwise required by law, court process or the rules of the NYSE, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without prior consultation with the other party, which consent shall not be unreasonably withheld.

          SECTION 10.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          SECTION 10.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.


          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                              CONOPCO, INC.,

                                by
                                        /s/ Mart Laius
                                  -----------------------------
                                  Name:  Mart Laius
                                  Title: Vice President


                              CONOPCO ACQUISITION COMPANY, INC.,

                                 by
                                        /s/ Mart Laius
                                  --------------------------
                                  Name:  Mart Laius
                                  Title: President


                              HELENE CURTIS INDUSTRIES, INC.,

                                 by
                                        /s/ Ronald J. Gidwitz
                                  ---------------------------
                                  Name:  Ronald J. Gidwitz
                                  Title: President and Chief Executive Officer

                                                                  EXHIBIT A




                          Conditions of the Offer

          Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that, together with the Class B Shares subject to the Stockholder Agreement, would constitute a majority of the combined voting power of the Shares and Class B Shares (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares) assuming for such determination that each Class B Share subject to the Stockholder Agreement is only entitled to one vote per share (the "Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of this Agreement):

          (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Shares under the Offer or pursuant to the Stockholder Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stockholder Agreement (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Stockholder Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer or purchased under the Stockholder Agreement including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole; or there shall be pending by any other person any suit, action or proceeding which is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole.

          (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any material adverse change with respect to the Company;

          (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

          (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer;

          (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

          (g) there shall have occurred and continued to exist for not less than three business days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a material adverse effect on the Company or to materially adversely affect Parent's or Sub's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger; or

          (h) this Agreement shall have been terminated in accordance with its terms.

          The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.